                                United States
                       Security and Exchange Commission
                            Washington, D.C. 20549


                                 Schedule 13G

                       Under the Securities Act of 1934
                            (Amendment No.______ )*



                             PlanVista Corporation
                             ---------------------
                               (Name of Issuer)


                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                   72701P105
                                   ---------
                                (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

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      NAME OF REPORTING PERSONS
 1.   S.S OR IRS IDENTIFICATION NO. OF ABOVE PERSON


      NCR Pension Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a)
                                                                (b)

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             947,800
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          947,800
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      947,800
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.65%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      EP
------------------------------------------------------------------------------

                                 SCHEDULE 13 G

Item 1.
(a)  Name of Issuer:   PlanVista Corp.
     --------------

(b)  Address of Issuer's Principal Executive Offices:
     -----------------------------------------------
           3501 Frontage Rd
           Tampa, FL 33607

Item 2.
(a)  Name of Person Filing:   NCR Pension Trust
     ---------------------

(b)  Address of Principal Business Office:
     ------------------------------------
     1700 South Patterson Boulevard
     Dayton, OH  45479

(c)  Citizenship:  USA
     -----------

(d)  Title of  Class of Securities:  common stock
     -----------------------------

(e)  CUSIP Number:  72701P105
     ------------

Item 3.
The reporting person is an employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

Item 4. Ownership
(a)  Amount beneficially owned:  947,800
(b)  Percent of Class:    6.65%
(c)  Number of shares as to which such person has
     (ii) Shared power to dispose or to direct the disposition of: 947,800
     (iv) Shared power to dispose or to direct the disposition of: 947,800

Item 5. Ownership of Five Percent or Less of a Class
N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
The Trust has hired DePrince, Race & Zollo, Inc. as investment advisor to the plan with full discretion to vote and dispose of these shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
N/A

Item 8. Identification and Classification of Members of the Group
N/A

Item 9. Notice of Dissolution of Group
N/A

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer or the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 Date:  August 22, 2001


                                                 /s/ Bo Sawyer
                                                    ----------------------
                                                    Bo Sawyer
                                                    Authorized Signatory
                                                    NCR Pension Trust